EXHIBIT 99
Aftermarket Technology Corp.
Results of Operations
$ in millions, unaudited

	2004 (1)					2005 (1)
	Q1	Q2	Q3	Q4	F/Y	Q1	Q2	Q3	Q4	F/Y
Revenue	$80.2	$93.2	$102.1	$100.1	$375.6	$87.9	$99.1	$117.5	$115.1	$419.6
Cost of Sales	$(59.7)	$(66.9)	$(74.5)	$(74.3)	$(275.4)	$(66.2)	$(74.1)	$(89.9)	$(85.3)	$(315.5)
Gross Profit	$20.5	$26.3	$27.7	$25.8	$100.2	$21.7	$25.0	$27.6	$29.8	$104.1
SG&A Expense	$(10.8)	$(11.4)	$(11.5)	$(11.4)	$(45.1)	$(11.5)	$(12.0)	$(11.9)	$(13.6)	$(49.0)
Special Charges	$(0.8)	$(2.6)	$(0.5)	$0.1	$(3.8)	$(0.1)	$(0.3)	$(0.1)	$(0.0)	$(0.5)
Amortization of Goodwill/Intangibles	$(0.0)	$(0.0)	$(0.0)	$(0.0)	$(0.1)	$(0.0)	$(0.0)	$(0.0)	$(0.0)	$(0.1)
Operating Income	$8.8	$12.3	$15.7	$14.5	$51.2	$10.1	$12.6	$15.6	$16.1	$54.5
Interest Expense	$(1.8)	$(1.8)	$(1.8)	$(1.9)	$(7.3)	$(2.0)	$(1.9)	$(1.8)	$(2.0)	$(7.7)
Interest Income	$0.6	$0.6	$0.7	$0.8	$2.7	$0.8	$0.4	$0.2	$0.6	$2.0
Other Income (Expense)	$0.1	$(0.0)	$0.1	$0.0	$0.2	$(0.0)	$0.6	$(0.0)	$(0.0)	$0.5
Income before taxes and extraordinary items	$7.7	$11.0	$14.7	$13.4	$46.8	$9.0	$11.7	$13.9	$14.7	$49.3
Provision for Income Taxes	$(3.0)	$(3.9)	$(5.7)	$(4.1)	$(16.7)	$(3.3)	$(4.3)	$(4.9)	$(3.9)	$(16.3)
Net Income before Extraordinary Items	$4.7	$7.2	$9.0	$9.2	$30.1	$5.7	$7.4	$9.1	$10.8	$33.0
Loss on discontinued operations	$(0.8)	$(0.7)	$(18.1)	$(4.7)	$(24.3)	$(0.3)	$0.0	$(1.1)	$(0.6)	$(2.0)
Extraordinary Gain (Loss)	$-	$-	$-	$-	$-	$-	$-	$-	$-	$-
Net Income	$3.9	$6.4	$(9.1)	$4.5	$5.8	$5.3	$7.5	$8.0	$10.2	$31.0

Diluted EPS
Continuing Operations	$0.21	$0.34	$0.43	$0.43	$1.40	$0.27	$0.35	$0.42	$0.50	$1.53
Discontinued Operations	$(0.03)	$(0.03)	$(0.86)	$(0.22)	$(1.13)	$(0.02)	$0.00	$(0.05)	$(0.03)	$(0.09)
Extraordinary items	$-	$-	$-	$-	$-	$-	$-	$-	$-	$-
Total	$0.18	$0.31	$(0.43)	$0.21	$0.27	$0.25	$0.35	$0.37	$0.47	$1.44

Segment Data
	2004 (1)					2005 (1)
	Q1	Q2	Q3	Q4	F/Y	Q1	Q2	Q3	Q4	F/Y
Drivetrain Remanufacturing
Sales	$60.6	$68.6	$74.2	$67.7	$271.2	$56.7	$65.3	$75.7	$68.6	$266.4
Segment Profit	$7.1	$10.7	$12.9	$9.4	$40.1	$6.6	$9.3	$10.4	$10.1	$36.4

Logistics
Sales	$19.6	$24.6	$27.9	$32.3	$104.4	$31.2	$33.8	$41.8	$46.4	$153.2
Segment Profit	$2.4	$3.7	$4.2	$5.1	$15.4	$3.5	$3.3	$5.3	$6.0	$18.0

Unallocated
Sales	$0.0	$(0.0)	$0.0	$(0.0)	$(0.0)	$(0.0)	$(0.0)	$0.0	$(0.0)	$(0.0)
Segment Profit	$(0.8)	$(2.1)	$(1.5)	$0.0	$(4.3)	$(0.0)	$0.0	$0.0	$0.0	$(0.0)

(1) Reflects reclassification of the results of Independent Aftermarket businesses reclassified to discontinued operations.